MYSOFTWARE COMPANY
                               ________________

                             2197 E. Bayshore Road
                              Palo Alto, CA 94303

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held On May 21, 1998

TO THE STOCKHOLDERS OF MYSOFTWARE COMPANY:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MySoftware Company, a Delaware corporation (the "Company"), will be held on Thursday, May 21, 1998 at 2:30p.m. local time at 2197 E. Bayshore Road, Palo Alto, California 94303, for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 2, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                         By Order of the Board of Directors



Palo Alto, California                    Thomas C. Hoster
April 13, 1998                           Secretary



ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESEN-TATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE
IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               MYSOFTWARE COMPANY
                              2197 E. BAYSHORE ROAD
                               PALO ALTO, CA 94303

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of MySoftware Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 1998, at 2:30p.m. local time(the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2197 E. Bayshore Road, Palo Alto, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 13, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of the Company. No additional compensation will be paid to directors, officers or other employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 2, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 2, 1998 the Company had outstanding and entitled to vote 4,286,853 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.


REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2197 E. Bayshore Road, Palo Alto, CA 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than December 14, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                               PROPOSAL 1

                         ELECTION OF DIRECTORS

     There are five nominees for the Board positions presently authorized in the Company's By-Laws. In December 1997, Michael H. Thoma, a director of the Company since July 1988, resigned from the Board, and the Board appointed Gregory W. Slayton to fill the vacancy created by Mr. Thoma's resignation. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES
     The names of the nominees and certain information about them are set forth below.

                                                PRINCIPAL OCCUPATION/
               NAME                  AGE        POSITION HELD WITH THE COMPANY
              ------                -----       ------------------------------

David P. Mans..................       55        Chairman of the Board

Gregory W. Slayton.............       38        President, Chief Executive
                                                Officer, and Director

James F. Willenborg............       53        Director

John J. Katsaros...............       46        Director

Donald F. Wood.................       43        Director


     David P. Mans has served as a member of the Company's Board of Directors since joining the Company in January 1988 and as its Chairman since March 1997. From January 1988 to March 1997, he was President and Chief Executive Officer of the Company. He also served as the Company's Chief Financial Officer from January 1988 to July 1996. Prior to that time, Mr. Mans held the position of Vice President of Power Projects with International Power Technologies, Inc., a co-generation company, and Vice President of Finance at Qume Corp., a computer peripherals company. Mr. Mans has a Bachelors in Electrical Engineering from the University of Michigan and a Masters of Business Administration from Stanford University.

     Gregory W. Slayton joined the Company as President and Chief Executive Officer and has served as a member of the Company's Board of Directors since December 1997. Mr. Slayton has been a director of Synesis Management Consulting since July 1997 and of Digital Oil Technologies since August 1997. From March 1996 to July 1997, Mr. Slayton was the President, Chief Operating Officer, and a member of the Board of ParaGraph International. From December 1995 to March 1996, Mr. Slayton also served as the Interim President and Chief Executive Officer of Velocity, Inc. Mr. Slayton co-founded Worlds, Inc. in August 1994 and served as Senior Vice President and Chief Financial Officer from its inception to November 1995. Prior to founding Worlds, Inc., Mr. Slayton served as Vice President and Chief Financial Officer at Paramount Technology Group of Paramount Communications Inc. Prior to that time, Mr. Slayton was a management consultant with McKinsey & Company for four years. Mr. Slayton holds a Bachelors of Arts in Economics from Dartmouth College magna cum laude and a Masters of Business Administration with Honors from Harvard Business School.

     James F. Willenborg co-founded the Company and served as acting Chief Executive Officer from March 1997 to December 1997. Mr. Willenborg is currently a director of the Company and also served as Chairman of the Board of Directors from its inception to March 1997. Since 1993, Mr. Willenborg also served as Executive Vice President of Sales and Marketing. From 1990 until 1993, Mr. Willenborg served as the Company's Vice President of Marketing. From 1981 to 1988, Mr. Willenborg was managing general partner of Crosspoint Venture Partners, which he co-founded. Prior to that time, Mr. Willenborg co-founded and was a director of Inmac Corporation. Mr. Willenborg has a Bachelors in Electrical Engineering from Iowa State University and a Masters of Business Administration from Stanford University.

     John J. Katsaros has been President of Collaborative Marketing, a Silicon Valley-based Internet marketing consulting firm since 1993. Prior to founding Collaborative Marketing, Mr. Katsaros was a vice president from 1991 to 1993 at Soft-Switch, a leading electronic messaging software provider. From 1988 to 1991, Mr. Katsaros served as Vice President of Marketing and Sales for Touch Communications, a provider of message switching products. He has a Bachelors and Masters in Electrical Engineering from Lehigh University and a Masters of Business Administration from Santa Clara University.

     Donald F. Wood has served as a director of the Company since November
1995. Mr. Wood is a General Partner at Vanguard Venture Partners in charge of information technologies and communications. Mr. Wood served as the President of Metricom, Inc. from May 1997 to February 1998 and was the Executive Vice President and General Manager of the Ricochet Division of Metricom, Inc.
from November 1994 to May 1997. Prior to joining Metricom, Mr. Wood was Director of Marketing at Octel Communications, Inc. from 1989 to November 1994. Mr. Wood is a co-founder and has served as Chairman of the Board of Wood-Howard Products, Inc., a consumer product publishing and licensing company, since its inception in 1987. Prior to that time, Mr. Wood served as Vice President of Marketing with International Power Technology, Inc. and was a management consultant with McKinsey & Company. Mr. Wood holds a Bachelors of Arts in Economics and a Masters of Business Administration, both from Stanford University.


BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1997 the Board of Directors held six meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained;
and receives and considers the accountants' comments as to internal controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee during the fiscal year ended December 31, 1997 was composed of two non-employee directors: Kenneth A. Eldred, who resigned from the Board in May 1997, and Donald F. Wood from January 1,
1997 to May 22, 1997, and John J. Katsaros and Donald F. Wood after May 22, 1997. The Audit Committee met once during 1997.

     The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans. The Compensation Committee during the fiscal year ended December 31, 1997 was composed of two non-employee directors:
Kenneth A. Eldred and Donald F. Wood from January 1, 1997 to May 22, 1997, and John J. Katsaros and Donald F. Wood after May 22, 1997. The Compensation Committee met twice during 1997.

     During the fiscal year ended December 31, 1997, each director attended
75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

MANAGEMENT

     Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding an executive officer of the Company who is not a director.

           NAME                AGE           POSITION HELD WITH THE COMPANY
          ------              -----          ------------------------------

Thomas C. Hoster .......        47           Vice President, Chief Financial
                                             Officer and Secretary

    Thomas C. Hoster has served as Vice President and Chief Financial Officer since joining the Company in July 1996 and as its Secretary since May 1997. Prior to that time, Mr. Hoster held a number of Finance and Administration positions at Octel Communications Corporation, a manufacturer of voice mail equipment, including Treasurer, Director of Investor Relations, General Manager of Octel Capital, and Director of Customer Administration. Prior to that, Mr. Hoster was Executive Vice President of Mid-America Federal in Columbus, Ohio, and Vice President of Chemical Bank in New York. Mr. Hoster has a Bachelors in Electrical Engineering from Princeton University and a Masters of Business Administration from Stanford University.


                             PROPOSAL 2

              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG Peat Marwick") as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick has audited the Company's financial statements since 1992. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG Peat Marwick as the Company's independent auditors is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick.



                      THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                     CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 1998 by: (i) each director of the Company; (ii) each of the executive officers named in the Summary Compensation Table in that capacity on March 1, 1998; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.


                                                    Beneficial Ownership (1)
                                                   ---------------------------
                                                   Number of        Percent of
   Directors, Officers and 5% Stockholders          Shares             Total
  -----------------------------------------       ----------       -----------

David P. Mans(2).......................             765,233            18.0%

Mans/Spector Living Trust(3)...........             526,713            12.4%

James F. Willenborg(4).................             503,067            11.8%

Okoboji Trust(4).......................             503,067            11.8%

FMR Corp.
  82 Devonshire Street
  Boston, MA 02109 (5)..................            388,200             9.1%

Gregory W. Slayton (6) .................             37,102               *

Thomas C. Hoster (7)....................             18,086               *

Donald F. Wood (8)......................             23,576               *

John J. Katsaros (9) ...................              4,215               *

All executive officers and directors
  as a group (6 persons)(10)............          1,351,279            31.8%

___________________
*Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,256,152 shares outstanding on March 1, 1998, adjusted as required by rules promulgated by the SEC.

(2) Represents (i) 526,713 shares held in Mans/Spector Living Trust u/a, dated August 23, 1990 (the "Mans/Spector Living Trust"), (ii) 119,260 shares held in the Nicole Zeanette Spector Mans Trust, dated August 23, 1990 (the "Nicole Zeanette Spector Mans Trust") and (iii) 119,260 shares held in the Paul Sydney Spector Mans Trust, dated August 23, 1990 (the "Paul
     Sydney Spector Mans Trust"). David P. Mans is a co-trustee of the Mans/ Spector Living Trust and has sole voting and dispositive power with respect to 526,713 shares of the Company's Common Stock. Nicole Zeanette Spector Mans and Paul Sydney Spector Mans, beneficiaries of the Nicole Zeanette Spector Mans Trust and the Paul Sydney Spector Mans Trust, respectively, are children of David P. Mans, Chairman of the Board of the Company. David P. Mans disclaims beneficial ownership of the shares held by the Nicole Zeanette Spector Mans Trust and the Paul Sydney Spector Mans Trust and has no voting and dispositive power with respect to these shares. David P. Mans is a director of the Company.

(3) David P. Mans is a co-trustee of the Mans/Spector Living Trust and has sole voting and dispositive power with respect to the 526,713 shares of the Company's Common Stock.

(4) Represents 503,067 shares held in the Okoboji Trust, dated June 19, 1985 (the "Okoboji Trust"). James F. Willenborg, a director of the Company is trustee of the Okoboji Trust, a revocable trust for the benefit of James F. Willenborg and his spouse.

(5) Based on a Schedule 13G filed by FMR Corp. on February 10, 1998, FMR Corp. reported that it had sole voting and dispositive power with respect to 388,200 shares of the Company's Common Stock.

(6) Includes 20,436 shares of Common Stock of the Company and 16,666 shares under options exercisable on March 1, 1998 or within 60 days thereafter. Gregory W. Slayton is the President and Chief Executive Officer, and a director of the Company.

(7) Includes 4,000 shares of Common Stock of the Company and 14,086 shares under options exercisable on March 1, 1998 or within 60 days thereafter. Thomas C. Hoster is Vice President, Chief Financial Officer and Secretary of the Company.

(8) Includes 4,000 shares of Common Stock of the Company and 19,576 shares under options exercisable on March 1, 1998 or within 60 days thereafter. Donald F. Wood is a director of the Company.

(9) Represents 4,215 shares under options exercisable on March 1, 1998 or within 60 days thereafter. John J. Katsaros is a director of the Company.

(10)  Includes shares described in notes 2 through 4, and 6 through 9 above.



            COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that the initial reports of ownership were filed late by Mr. Slayton and Mr. Katsaros due to an administrative oversight by the Company.


                         EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

     Each non-employee director of the Company who is first elected as a director after the date of adoption of the 1995 Non-Employee Directors' Stock Option Plan ("the Directors' Plan") automatically will be granted an option to purchase 20,000 shares of the Common Stock upon such election. In addition, each non-employee director will be granted an option to purchase 5,000 shares of Common Stock on each anniversary of the date of his initial grant. All such options vest in 48 equal monthly installments commencing on the date of grant. Option grants under the Directors' Plan are non-discretionary.

     During the last fiscal year, Messrs. Wood and Katsaros, two non-employee directors were granted options under the Directors' Plan to purchase 5,000 shares and 20,000 shares, respectively, at exercise prices of $1.94 and $2.25 per share, respectively. The fair market values of such Common Stock on the dates of grant were $1.94 per share and $2.25 per share, respectively (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of March 1, 1998, no options had been exercised under the Directors' Plan.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1997, 1996 and 1995, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its two other named executive officers (the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE

                                                     Number of
                                                     Long-Term
                                                    Compensation
                                                     Awards and
                                                     Securities
       Name        Year Ended   Annual Compensation  Underlying   All Other
Principal Position December 31, Salary      Bonus     Options   Compensation(1)
------------------ ------------ -------  ---------   ---------- ---------------
David P. Mans
Chairman of the      1997       $112,137  $ 9,886(2)     ---        $1,799(3)
Board, President     1996        142,000   10,238        ---         3,927
and Chief Executive  1995        142,000   16,893        ---         3,667
Officer until
March 18, 1997

James F. Willenborg
Director, Acting     1997        152,376    9,886(4)     ---         1,833(5)
Chief Executive      1996        142,000   10,238        ---         2,510
Officer from March   1995        142,000   16,489        ---         2,254
18 to December 2,
1997

Gregory W. Slayton
President and Chief  1997          7,692      ---        ---            24(7)
Executive Officer(6)

Thomas C. Hoster
Vice President,      1997        120,462      ---        ---           293(8)
Chief Financial      1996         41,633      ---        ---           123
Officer and
Secretary


____________________________
(1) Except as otherwise noted, consists of payments made as matching contributions, pursuant to the Company's 401(k) Plan (a " Matching 401(k) Contribution") and premium paid on life insurance for the benefit of the named executive officers. The Company's Matching 401(k) Contribution is applied to all 401(k) participating employees.
(2) Consists of $9,886 paid pursuant to a 1992 executive bonus plan (an "Executive Bonus").
(3) Consists of $1,500 paid as a Matching 401(k) Contribution and $299 paid as premium on the Company-wide term life insurance policy (a "Life Insurance Policy").
(4)  Consists of an Executive Bonus of $9,886.
(5) Consists of $1,500 as a Matching 401(k) Contribution and $233 premium on a Life Insurance Policy.
(6)  Mr. Slayton joined the Company in December 1997.
(7)  Consists of $24 premium on a Life Insurance Policy.
(8)  Consists of $293 premium on a Life Insurance Policy.

STOCK OPTION GRANTS AND EXERCISES

     The following table sets forth details regarding stock options granted to the Named Officers in fiscal year 1997. The Company granted no SARs in fiscal year 1997.

                     Option Grants in Last Fiscal Year

                             Individual Grants


                                    Percent  of
                    Number          Total Options
                    of Securities   Granted to        Exercise
                    Underlying      Employees         or Base
                    Options         in Fiscal         Price         Expiration
    Name            Granted(#)(1)   Year(2)          ($/Share )     Date
----------------    -------------   -------------    ----------     ----------

David P. Mans              0          --                 --             --

James F. Willenborg        0          --                 --             --

Gregory W. Slayton   200,000         34.2%              $2.375         12/02/07

Thomas C. Hoster      15,000          2.6%              $2.69          04/17/07

_____________________

(1) The options in this table have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. For each grant, 100% of the options become exercisable 36 months after grant date with the exception of Mr. Slayton's option has an accelerated vesting schedule tied with the Company's stock price in the event of certain changes in control of the Company. All these options expire ten years from the original date of grant. These options were granted under the Company's 1995 Equity Incentive Plan.

(2) The Company granted options for 584,000 shares to employees and non-employee directors in fiscal year 1997 under the 1995 Equity Incentive Plan and 1995 Non-Employee Directors' Plan.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                         AND FY-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1997.

                                                Number of
                                                Securities      Value of
                                                Underlying      Unexercised
                                                Unexercised     In-the-Money
                                                Options/SARs at Options/SARs at
                                                FY-End (#)      FY-End ($)
                   Shares Acquired Value        Exercisable/    Exercisable/
      Name         on Exercise (#) Realized($) 	Unexercisable   Unexercisable(1)
------------------ --------------- -----------  --------------- ----------------
David P. Mans         --            --           --              --

James F. Willenborg   --            --           --              --

Gregory W. Slayton    --            --           0/200,000       $0/0

Thomas C. Hoster      --            --           11,336/45,000   $0/0


____________________

(1) Market value of underlying securities based on the closing price of the Company's Common Stock on December 31, 1997 on the Nasdaq National Market of $2.00 minus the exercise price.

            REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                               ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors ("Committee") for 1997 was composed of Messrs. Eldred and Wood from January 1, 1997 to May 22, 1997, and Messrs. Wood and Katsaros after May 22, 1997, none of whom is currently an officer or employee of the Company. The Committee for 1998 will be composed of Messrs. Wood and Katsaros. The Committee is responsible for setting and administering the policies and program governing annual compensation of the executive officers of the Company.

Compensation Philosophy

     The objectives of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, develop, reward and retain executive officers and key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. A key element of this philosophy is that the Company will compensate its executive officers and key employees competitively with other leading publicly traded technology companies of similar size and will offer stock options and bonuses. The Company relies in part on the Radford Associates salary survey to ensure that its compensation remains competitive.

Base Salary

    The salary levels for the Company's executive officers are reviewed on an annual basis, comparing executive salary ranges against market data of companies that compete for the same talent pool (predominantly high-technology and software companies) and with other companies with annual revenues similar to those of the Company. The Committee also takes into account the overall level of performance of the Company as measured by its operating income. All executive salaries for fiscal year 1997 remained at 1996 levels. Consistent with this policy, the base salaries for David P. Mans, who resigned as Chief Executive Officer in March 1997 and James F. Willenborg, acting Chief Executive Officer from March 1997 to December 1997 were unchanged from 1996 to 1997. The base salary for Gregory W. Slayton, Chief Executive Officer starting December 2, 1997, was set at $200,000 per year (prorated in 1997) to be competitive with the compensation for chief executive officers of comparable companies consistent with its compensation philosophy described above.

    Effective January 1, 1996, the Company adopted the "Senior Management Bonus Plan" to focus the efforts of MySoftware's management toward specific goals and objectives. No bonuses under Senior Management Bonus Plan were paid to any executive in 1997 because the performance objectives were not met. The Company has previously discontinued the Executive Bonus Plan which was adopted in 1992. Bonus amounts shown in "Summary of Compensation Table" represent bonuses earned in prior years.

Profit Sharing Plan

    	The Company-wide profit sharing plan applies to all of the Company's regular employees. Effective January 1, 1996, the profit sharing plan does not apply to senior management. This profit sharing plan has two payment periods-December through May and June through November. At the close of business on May 31 and November 30, a profit sharing pool is determined by taking 8% of the previous six months' operating profit. The 8% level was set in at the discretion of the Board of Directors and can be changed at any time. The profit sharing rate for each individual is pro rata based on qualifying salaries. Distributions for the two periods are made on June 15 and December 15, respectively. There was no profit sharing payment for any executive officers in 1997.


___________________________

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference on any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Long Term Compensation

     No officers received grants under the Company's stock option plans in 1997 with the exceptions of Mr. Slayton, who joined the company as President and Chief Executive Officer in December 1997, and Mr. Hoster, Chief Financial Officer and Secretary. Mr. Hoster was granted an additional option because his original option exercise price was substantially over the current market value, and the Compensation Committee determined that additional options were necessary to provide adequate incentives. The number of options granted to Mr. Slayton was based on what the Compensation Committee deemed appropriate and adequate equity incentive based on those granted to chief executive officers of comparable companies. The Compensation Committee determined that the existing equity ownership of the other officers provided adequate incentive to such officers at that time and that their overall compensation package, including equity ownership, was competitive. Stock options are granted to provide long-term incentives that correlate to the growth, success and profitability of the Company, aligning the interest of the Company's executives with its stock-holders. Options granted to date are exercisable in the future at the fair market value of the Company's Common Stock as of the date of the grant, so that an executive officer granted an option is rewarded only in the event there is appreciation in the price of the Company's stock.



                                           Compensation Committee


                                           Donald F. Wood, Chairman
                                           John J. Katsaros




                         CERTAIN TRANSACTIONS

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transactions from which the director derives an improper personal benefits. In addition, the Company's Certificate of Incorporation provides that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company will be indemnified to the fullest extent permitted by the Delaware Law.

    The Company obtained directors' and officers' liability insurance ("D&O Insurance") with a policy limit of $3.0 million per year, and expects to continue to carry D&O Insurance for the foreseeable future. In addition, the Company has entered into indemnification agreements with each of its directors and officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Company.



                           	OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.




                                        By Order of the Board of Directors


                                        Thomas C. Hoster
                                        Secretary
April  13, 1998

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